Exhibit 99

Granite City Food & Brewery Ltd. Reports 32.1% Increase in First Quarter Revenues

MINNEAPOLIS April 30, 2008 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain, today reported results for the first quarter ended March 25, 2008.

Highlights for the first quarter of 2008 compared to the same quarter last year were as follows:

•          Total revenues increased 32.1% to $24.0 million

•          Comparable restaurant sales increased 1.8%

•          Opened new restaurants in St. Louis, MO, Ft. Wayne, IN and Toledo, OH

First Quarter 2008 Financial Results

Total revenue for the first quarter 2008 rose by 32.1% to $24.0 million compared to $18.2 million for the first quarter of 2007. Comparable restaurant sales increased 1.8% during the first quarter of 2008.

For all the restaurants, the restaurant-level EBITDA margin was 8.4% for the first quarter of 2008.  The overall restaurant-level EBITDA margin was negatively impacted by Region 3 which includes our Kansas City and Wichita stores and by newer restaurants, primarily those that opened during the first quarter of 2008 and fourth quarter of 2007.  New restaurants typically take six to twelve months to improve their operating efficiencies as staff members become more experienced in our disciplined production and staffing methods, thereby generating less waste and more productivity.   Management believes that as newer restaurants mature and gain efficiencies, overall blended margins will increase.  These six new restaurants represent 24% of the Company’s total store base.  Without the new stores and Region 3, the Company’s restaurant-level EBITDA margin would have been 14.1%, which was the same as the prior year period.

Total cost of sales was $22.0 million in the first quarter or 91.6% of sales compared to prior year cost of sales of $15.6 million or 85.9% of sales.  The increase in cost of sales was due to several factors:  First, the Company is in the midst of transitioning its overall business to include better oversight in its stores via its previously announced steward program.  While this transition is costly in the short term, management believes that the long term goal of improving inventory procedures, food costs and staff development will significantly enhance kitchen efficiencies as the Granite City concept continues to grow.  Secondly, the six new store openings are causing a temporary increase overall food and labor costs as the stores move to maturity.  Finally, the industry has seen a sharp increase in commodity costs in 2007 and early 2008.  To offset these costs the Company took an increase in menu pricing of approximately 4% in March 2008.  While management expects this increase to offset overall food costs, due to the timing of the increase, the Company did not experience a full quarter of the higher menu prices.

General and administrative expenses were $2.7 million or 11.3% of sales for the first quarter of 2008 compared to $1.7 million or 9.5% of sales for the first quarter of 2007.  The overall percentage increase was primarily related to costs associated with an increase in recruiting, training and travel costs.  The costs were associated with the opening of new stores as well as management changes in Region 3 during the quarter and the Company’s overall oversight initiatives.  These costs are expected to subside through the year and management believes overall general and administrative costs will fall below 10% for the full year.

The net loss for the first quarter of 2008 was $4.3 million or $(0.27) per share.

Mr. Wagenheim, CEO and President of Granite City, commented, “This is an interesting time period for the Company – on one hand we are very pleased with the initiatives we have discussed over the past quarter, yet the financials do not yet reflect the efforts we have taken to improve and build the Company for long term success.  We believe we are setting the stage for this Company to move to the next level of its development.  Efforts such as our steward program are designed to provide oversight in the kitchen while building a well trained team with a highly developed staff.”  Mr. Wagenheim additionally added, “Having come off a series of 6 openings in a very short period of time was very trying for the Company, but I believe we have weathered the storm and are now heading into a much more stable time period for those restaurants and the Company as a whole.”

New Restaurant Openings

The Company opened three new restaurants in the first quarter of 2008 including: St. Louis, Missouri on January 15, 2008; Fort Wayne, Indiana on January 29, 2008; and Toledo, Ohio on February 12, 2008.

Investor Conference Call and Webcast

A conference call to review the results of the first quarter of 2008 will be held on Thursday, May 1, 2008 at 10:00 a.m. Central Time and may be accessed by dialing 800-909-5202 and referencing code #6488668.  An archive of the presentation will be available for 30 days following the call.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 25 restaurants in twelve (12) states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements, Non-GAAP Financial Measurements, and Comparable Restaurant Data

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2008.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenue less all restaurant-level cost of sales, excluding depreciation and amortization. We use restaurant-level EBITDA and restaurant-level EBITDA as a percentage of revenue as internal measurements of restaurant-level operating performance.

Restaurant-level EBITDA as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  The Company believes that restaurant-level EBITDA is an important component of its financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  The Company uses restaurant-level EBITDA as a means of evaluating its restaurants’ financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of restaurant-level EBITDA to net loss, as well as company-wide EBITDA, for the first quarters of 2008 and 2007 is provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that have been open for 18 months or more, and our new restaurants which are those restaurants that have been open for 18 months or less.  The contributions of these groups of restaurants to company-wide performance are set forth herein.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676

Granite City Food & Brewery Ltd.

 Condensed Consolidated Financial Statements

	Thirteen Weeks Ended
	March 25,	March 27,
	2008	2007

Restaurant revenues	$24,019,485	$18,182,192

Cost of sales:
Food, beverage and retail	7,524,068	5,394,722
Labor	9,352,023	6,606,903
Direct restaurant operating	3,580,036	2,442,939
Occupancy	1,546,898	1,171,544
Total cost of sales	22,003,025	15,616,108

Pre-opening	583,373	95,841
General and administrative	2,704,525	1,736,305
Depreciation and amortization	1,561,646	1,120,323

Operating loss	(2,833,084)	(386,385)

Interest:
Income	15,208	32,476
Expense	(1,488,826)	(1,045,565)
Net interest expense	(1,473,618)	(1,013,089)

Net loss	$(4,306,702)	$(1,399,474)

Loss per common share, basic	$(0.27)	$(0.10)

Weighted average shares outstanding, basic	16,182,284	13,945,569

Selected Balance Sheet Information

	March 25,	December 25,
	2008	2007
Cash	$2,463,707	$7,076,835
Current assets including cash	$3,901,075	$8,423,710
Total assets	$82,318,477	$82,410,790
Current liabilities	$10,904,053	$12,092,007
Total liabilities	$68,792,491	$64,733,429
Shareholders’ equity	$13,525,986	$17,677,361

Non-GAAP Reconciliations Q1, 2008 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$13,454,895	100%	$10,564,590	100%	$24,019,485	100%

Cost of sales:
Food, beverage and retail	4,074,987	30.3%	3,449,081	32.6%	7,524,068	31.3%
Labor	4,825,016	35.9%	4,527,007	42.9%	9,352,023	38.9%
Direct Restaurant Operating	2,058,853	15.3%	1,521,183	14.4%	3,580,036	14.9%
Occupancy	828,772	6.2%	718,126	6.8%	1,546,898	6.4%
Total cost of sales	11,787,628	87.6%	10,215,397	96.7%	22,003,025	91.6%

Restaurant-level EBITDA*	$1,667,267	12.4%	$349,193	3.3%	$2,016,460	8.4%

Pre-opening					583,373	2.4%
General and administrative					2,704,525	11.3%

Company-wide EBITDA					(1,271,438)

Depreciation and amortization					1,561,646

Operating Loss					(2,833,084)

Interest:
Income					(15,208)
Expense					1,488,826
Net interest expense					1,473,618
Net loss as reported under GAAP					$(4,306,702)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding

Non-GAAP Reconciliations Q1, 2007 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$9,147,599	100%	$9,034,593	100%	$18,182,192	100%

Cost of sales:
Food, beverage and retail	2,673,364	29.2%	2,721,358	30.1%	5,394,722	29.7%
Labor	3,174,631	34.7%	3,432,272	38.0%	6,606,903	36.3%
Direct Restaurant Operating	1,270,489	13.9%	1,172,450	13.0%	2,442,939	13.4%
Occupancy	522,465	5.7%	649,079	7.2%	1,171,544	6.4%
Total cost of sales	7,640,949	83.5%	7,975,159	88.3%	15,616,108	85.9%

Restaurant-level EBITDA*	$1,506,650	16.5%	$1,059,434	11.7%	$2,566,084	14.1%

Pre-opening					95,841	0.5%
General and administrative					1,736,305	9.5%

Company-wide EBITDA					733,938

Depreciation and amortization					1,120,323

Operating Loss					(386,385)

Interest:
Income					(32,476)
Expense					1,045,565
Net interest expense					1,013,089
Net loss as reported under GAAP					$(1,399,474)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding

Non-GAAP Reconciliations Q1, 2008 Results

Excluding Region 3 and Six Newest Restaurants

	Without Region 3 and Six Newest Restaurants	% of Sales

Restaurant revenues	$13,790,248	100%

Cost of sales:
Food, beverage and retail	4,128,357	29.9%
Labor	4,905,793	35.6%
Direct Restaurant Operating Expenses	2,010,590	14.6%
Occupancy	802,846	5.8%
Total cost of sales	11,847,586	85.9%

Restaurant-level EBITDA*	$1,942,662	14.1%

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding